UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2015

MATSON, INC.

(Exact Name of Registrant as Specified in its Charter)

HAWAII (State or Other Jurisdiction of Incorporation)	001-34187 (Commission File Number)	99-0032630 (I.R.S. Employer Identification No.)

1411 Sand Island Parkway Honolulu, Hawaii (Address of Principal Executive Offices)	96819 (Zip Code)

Registrant’s telephone number including area code: (808) 848-1211

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 1, Matson, Inc. (“Matson” or the “Company”) issued $75 million of 30-year senior unsecured notes (the “2015 Notes”) under its previously announced July 30, 2015 private placement note purchase agreement (as amended, the “2015 Note Purchase Agreement”) with New York Life Insurance Company and certain other purchasers.  The 2015 Notes have a weighted average life of approximately 13 years and bear interest at a rate of 3.92%, payable semi-annually.

The proceeds of the 2015 Notes are expected to be used for general corporate purposes, including paying down Matson’s revolving credit facility.  The 2015 Notes will begin to amortize in 2017, with annual principal payments of approximately $1.8 million through 2019.  During the years 2020 to 2026, the annual principal payments will range between approximately $1.3 million and approximately $8.0 million.  Starting in 2027, and in each year thereafter, the annual principal payments will be approximately $1.5 million.

Principal covenants contained in the 2015 Note Purchase Agreement include, but are not limited to, the requirements that Matson:

a)             Not permit the ratio of debt to consolidated EBITDA to exceed 3.25 to 1.00 for each fiscal four quarter period, except under certain pre-defined circumstances;

b)             Not permit the ratio of consolidated EBITDA to interest expense as of the end of any fiscal four quarter period to be less than 3.50 to 1.00; and

c)              Not permit the aggregate principal amount of Priority Debt (as defined in the 2015 Note Purchase Agreement) at any time to exceed 20% (subject to reduction to 17.5% upon the earlier of December 31, 2017 and upon the occurrence of certain events) of Consolidated Tangible Assets (as defined in the  2015 Note Purchase Agreement); and not permit the aggregate principal amount of Priority Debt that is not Title XI Priority Debt (as defined in the 2015 Note Purchase Agreement) at any time to exceed 10% of Consolidated Tangible Assets, as defined in the 2015 Note Purchase Agreement.

The obligations of Matson under the 2015 Notes are guaranteed by Matson’s principal operating subsidiary Matson Navigation Company, Inc., and by certain other subsidiaries.

Subject to the requirements noted above, the 2015 Note Purchase Agreement restricts the incurrence of liens except for permitted liens, which include, without limitation, liens securing Title XI Debt (as defined in the 2015 Note Purchase Agreement) up to certain thresholds.  Additionally, prepayment of amounts borrowed under the 2015 Note Purchase Agreement may be made in whole or in part at par plus a yield maintenance premium, as defined in the 2015 Note Purchase Agreement.

The foregoing description is qualified in its entirety by the terms and conditions set forth in (i) the 2015 Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 to Matson’s Current Report on Form 8-K filed on August 3, 2015, and (ii) the First Amendment to Note Purchase Agreement dated as of October 1, 2015 (the “First Amendment to 2015 Note Purchase Agreement”), a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.  The First Amendment to 2015 Note Purchase Agreement extended the original issuance date, each scheduled principal payment date and the maturity date to October 1 of each applicable year and set the interest payment dates at April 1 and October 1 of each applicable year.  The 2015 Note Purchase Agreement and the First Amendment to 2015 Note Purchase Agreement are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 herein is hereby incorporated in its entirety into Item 2.03 by reference.

The proceeds from issuance of the 2015 Notes will be used by Matson for general corporate purposes, including paying down Matson’s revolving credit facility.

Item 7.01.  Regulation FD Disclosure.

A copy of the Company’s press release dated October 1, 2015, is attached to this report as Exhibit 99.1.

Item 9.01.  Financial Statements And Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	First Amendment to Note Purchase Agreement among Matson, Inc. and the purchasers party thereto, dated as of October 1, 2015.

99.1

Press Release dated October 1, 2015. This Exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

By:	/s/ Joel M. Wine
Name:	Joel M. Wine
Title:	Senior Vice President and Chief Financial Officer

Dated:  October 2, 2015